                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. __)(1)

                            The Penn Traffic Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    707832200
       ------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 21, 2005
       ------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

                                   Page 1 of 9

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 707832200                                                  PAGE 2 OF 9

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Triage Management L.P.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (A) [ ]
                                                                        (B) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                 5        SOLE VOTING POWER

 NUMBER OF                0
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6        SHARED VOTING POWER
  OWNED BY
    EACH                  438,963
 REPORTING       ---------------------------------------------------------------
   PERSON        7        SOLE DISPOSITIVE POWER
    WITH
                          0
                 ---------------------------------------------------------------
                 8        SHARED DISPOSITIVE POWER

                          438,963
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          438,963
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 707832200                                                  PAGE 3 OF 9

1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Triage Capital LF Group LLC
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                       (B) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                   5        SOLE VOTING POWER

 NUMBER OF                  0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6        SHARED VOTING POWER
  OWNED BY
    EACH                    686,846
 REPORTING         -------------------------------------------------------------
   PERSON          7        SOLE DISPOSITIVE POWER
    WITH
                            0
                   -------------------------------------------------------------
                   8        SHARED DISPOSITIVE POWER

                            686,846
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          686,846
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP NO. 707832200                                                  PAGE 4 OF 9

1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Leonid Frenkel
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)     [ ]
                                                                  (B)     [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                   5        SOLE VOTING POWER

 NUMBER OF                  0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6        SHARED VOTING POWER
  OWNED BY
    EACH                    686,846
 REPORTING         -------------------------------------------------------------
   PERSON          7        SOLE DISPOSITIVE POWER
    WITH
                            0
                   -------------------------------------------------------------
                   8        SHARED DISPOSITIVE POWER

                            686,846
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          686,846
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  The Penn Traffic Company

Item 1(b).        Address of Issuers's Principal Executive Offices:

                  1200 State Fair Boulevard
                  Syracuse, New York 13221

Item 2(a).        Name of Person Filing:

                  (a) Triage Management L.P. ("Triage Management"), a Delaware limited partnership, acts as (i) a general partner to Triage Capital Management L.P. and Triage Capital Management B, L.P., each a Delaware limited partnership and (ii) an investment adviser to a managed account, and through such positions indirectly beneficially owns 438,963 of the shares reported herein.

                  (b) Triage Capital LF Group LLC ("Triage Capital"), a Delaware limited liability company, acts as a general partner to (i) Triage Management and (ii) Triage Advisors, L.P. ("Triage Advisors"), a Delaware limited partnership. Triage Advisors acts as an investment manager to Triage Offshore Fund, Ltd, an exempted Cayman Islands company. Through such positions Triage Capital indirectly beneficially owns 686,846 of the shares reported herein.

                  (c) Leonid Frenkel ("Mr. Frenkel"), is the managing member of Triage Capital and through such position indirectly beneficially owns 686,846 of the shares reported herein.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  (a)       Triage Management L.P.
                            401 City Avenue, Suite 800
                            Bala Cynwyd, PA 19004

                  (b)       Triage Capital LF Group LLC
                            401 City Avenue, Suite 800
                            Bala Cynwyd, PA 19004

                  (c)       Leonid Frenkel
                            401 City Avenue, Suite 800
                            Bala Cynwyd, PA 19004

Item 2(c).        Citizenship:

                  (a)       Triage Management L.P. - Delaware

                  (b)       Triage Capital LF Group LLC - Delaware

                  (c)       Leonid Frenkel - United States of America

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $ .01 per share

Item 2(e).        CUSIP Number:  707832200


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable, this statement is filed pursuant to Rule
13d-1(c).

Item 4.  OWNERSHIP:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  Triage Management L.P. - 438,963

                  Triage Capital LF Group LLC - 686,846

                  Leonid Frenkel - 686,846

         (b)      Percent of class:

                  Triage Management L.P. - 5.7%

                  Triage Capital LF Group LLC - 8.9%

                  Leonid Frenkel - 8.9%


         (c)      Number of shares as to which such person has:

          Triage Management L.P.

   (i)        Sole power to vote or to direct the vote                                0,
   (ii)       Shared power to vote or to direct the vote                         438,963
   (iii)      Sole power to dispose or to direct the disposition of                   0,
   (iv)       Shared power to dispose or to direct the disposition of            438,963

          Triage Capital LF Group LLC

   (i)        Sole power to vote or to direct the vote                                0,
   (ii)       Shared power to vote or to direct the vote                         686,846
   (iii)      Sole power to dispose or to direct the disposition of                   0,
   (iv)       Shared power to dispose or to direct the disposition of            686,846.

          Leonid Frenkel

   (i)        Sole power to vote or to direct the vote                               0.
   (ii)       Shared power to vote or to direct the vote                       686,846.
   (iii)      Sole power to dispose or to direct the disposition of                  0.
   (iv)       Shared power to dispose or to direct the disposition of          686,846.

           Each of the Reporting Persons herein expressly declare that the filing of this statement shall not be construed as an admission that such person is, for purposes of Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable.


Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Persons other than the Reporting Persons identified herein have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable.

Item 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable.

Item 10.     CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: October 17, 2005

                                 TRIAGE MANAGEMENT L.P.

                                 Triage Capital LF Group LLC, as general partner


                                  By: /s/ Leonid Frenkel
                                      ---------------------------
                                      Name:  Leonid Frenkel
                                      Title: Managing Member

                                 TRIAGE CAPITAL LF GROUP LLC


                                 By:  /s/ Leonid Frenkel
                                      ---------------------------
                                      Name:  Leonid Frenkel
                                      Title:  Managing Member


                                 By:  /s/ Leonid Frenkel
                                      ----------------------------
                                      Name:  Leonid Frenkel

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Schedules filed in paper format shall include a singed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).